BADGER PAPER MILLS, INC.
                        ROBERT OLAH EMPLOYMENT AGREEMENT

         This Agreement is entered into on June 13, 2001 between BADGER PAPER MILLS, INC., a Wisconsin Corporation located at 200 West Front Street, Peshtigo, Wisconsin ("Badger") and ROBERT OLAH, an adult resident of Cincinnati, Ohio. ("Olah").

     1. Engagement. Badger shall employ Olah as President and Chief Executive Officer effective July 9, 2001. Olah accepts such employment in accordance with the terms and conditions of this Agreement.

     2. Duties. Olah shall be the President and Chief Executive Officer of Badger and agrees to devote his full time, attention and best efforts to the performance of this employment. Olah's duties of employment shall include such additional executive duties on behalf of Badger and operations of a character keeping with Olah's position as President and Chief Executive Officer of the company as may from time to time by designated by Badger's Board of Directors. As President and Chief Executive Officer of Badger, Olah shall be in charge of the operations of the company and shall have full authority and responsibility, subject to the general direction and control of the Board of Directors, for formulating Badger's polices and administering its affairs in all respects, subject to the provisions contained in this Agreement.

     3. Term of Employment. Olah's employment shall commence on July 1, 2001 and continue for a term of three (3) years, until June 30, 2004. Olah's employment shall be automatically renewed for a period of two
          (2) years (until June 30, 2006) unless either party gives written notice of non-renewal to the other at least six (6) months prior to the end of the initial three (3) year term (written notice of non-renewal provided no later than December 31, 2003). (These dates presume a July 1, 2001 employment start date)

     4.   Compensation.

          A. Olah shall be paid annual base compensation of $250,000.00. Olah shall be eligible to receive bonus compensation calculated as a percentage of Pretax Income as described below. "Pretax Income" shall be the net income shown on Badger's books determined in accordance with generally accepted accounting principles and practices utilized by Badger's independent public accountant or, such other firm of independent public accountants as may be determined from time to time. Pretax income shall be calculated before payment of federal and state income taxes and before allowance for the bonus payment calculated pursuant to this Agreement.

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          B.   Olah shall be paid, as bonus compensation, the following amounts:

                  Bonus Payment                     Pretax Income

                         3%           of       $0.00 - 1,000,000.00
                +        5%           of       $1,000,001.00 - $3,000,000.00
                +        6%           of       $3,000,001.00 and over

For example, if Badger has $5,000,000.00 of Pretax Income in a year, Olah's bonus shall be $250,000.00 (3% yields $30,000, 5% yields $100,000, 6% yields
$120,000.00 = $250,000.00 bonus).

The bonus shall be calculated and paid on the basis of audited results. Historically, audited results for a calendar year are available by March 31 of the following year.

For calendar year 2001, Olah is guaranteed a bonus of no less than $25,000, calculated on the basis of annual bonus of $50,000 for Badger performance in 2001. If the bonus calculation for 2001 exceeds $50,000, Olah shall be paid 50% of the bonus amount exceeding $50,000 for 2001. For calendar year 2002, Olah's bonus shall be calculated pursuant to the formula set forth above; provided, however, that Olah's 2002 bonus shall be guaranteed to be not less than $50,000.

          5.   Benefits. Olah shall also receive the following benefits:

               A. Participation in Badger's comprehensive medical and dental insurance plan. The terms and conditions of the plan shall be provided under separate cover.

               B. Participation in Badger's profit sharing and 401(k) plan. The terms and conditions of the plan shall be provided under separate cover.

               C. Participation in a Qualified Stock Option Plan for Badger stock. The plan shall grant Olah an option to purchase up to one hundred thousand (100,000) shares of Badger stock at a price equivalent to the averaged bid and ask price for the five trading days immediately prior to July 1, 2001. This option to purchase Badger shares shall vest 50% upon the third anniversary of Olah's employment with Badger (July 1, 2004) and 50% upon the fifth anniversary of Olah's employment with Badger, (July 1, 2006.) Olah may exercise this option at any time within five (5) years of the final vesting date; no later than June 30, 2011. (The valuation date, vesting dates, and exercise deadline presume a July 1, 2001 employment start date)

               D. Two and one-half weeks of paid vacation in 2001. Five weeks of paid vacation each calendar year thereafter. Paid holiday vacation pursuant to Badger policy.

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               E.   Subject to underwriting requirements, Olah shall be provided life insurance pursuant to Badger's group Term life insurance plan in an amount equivalent to two times Olah's base salary ($500,000.00).

               F. Short term and long term disability insurance. The terms and conditions of the coverage shall be provided under separate cover.

               G.   Car allowance of $800 per month.

               H. Reimbursement for relocation expenses from Cincinnati, Ohio to Wisconsin, up to an amount of $25,000. Badger will reimburse Olah for the following, which may be taxable to him:

                    (i) Reasonable expenses incurred in moving furniture, normal household goods and personal belongings.

                    (ii) Reasonable expenses while house hunting, including trips to the Peshtigo, Wisconsin area with spouse.

                    (iii) Reasonable temporary living expenses incurred in
                          Wisconsin while awaiting occupancy of a primary residence.

                    (iv)  Reasonable meal expenses.

          6.   Termination of Employment.

               A. At any time during Olah's employment, either party may terminate his employment by providing 30 days written notice.

               B. Badger may terminate Olah's employment without notice for cause, defined as:

                    (i) Olah's conviction or guilty plea to an offense involving fraud, embezzlement, theft, dishonesty or other criminal misconduct against Badger;

                    (ii) Olah's willful, wanton or grossly negligent misconduct in the course of his employment;

                    (iii) Olah's substantial and material breach of the
                          Agreement.

               If Badger terminates Olah for cause, Olah shall not be entitled to any severance pay.


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               C.   If Badger terminates Olah without cause, Olah shall be
                    entitled to severance pay equivalent to 12 months base salary as of the date of termination, payable in twelve (12) equal monthly installments. If Olah is terminated as a result of a change of control of Badger, defined as a sale, merger, transfer or exchange of fifty percent (50%) of the Badger's stock and/or assets, Olah shall be entitled to severance pay equivalent to 12 months base salary as of the date of termination. If Olah's employment with Badger, or its successor, continues after a change of control at a base compensation less than his base compensation pursuant to this Agreement, Badger shall pay Olah the difference between his base compensation pursuant to this Agreement, and his compensation for employment with Badger or its successor following the change of control for a period of twelve (12) months, payable in equal monthly installments.

          7. Trade Secrets and Confidential Information. During the term of this Agreement, Olah may have access to, and become familiar with, various trade secrets and confidential information belonging to Badger including, but not limited to, research and development, product formulae and processes, sales methods, pricing and costs, customer lists, marketing plans and information, and strategic business plans. Olah acknowledges that such confidential information and trade secrets are owned and shall be continued to be owned solely by Badger. During the term of his employment and for three (3) years after employment terminates for any reason, regardless of whether termination is initiated by Olah or Badger, Olah agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than Badger or persons expressly designated by Badger, unless compelled to disclose by valid judicial process. Upon termination of Olah's employment, for any reason whatsoever, Olah shall return to Badger all originals and copies of Badger's books, records, documents, customer lists or other documents, in his possession.

        8.     Restrictive Covenant.

               A. For a period of two (2) years after this Agreement has been terminated for any reason, regardless of whether termination is initiated by Olah or Badger, or for a period of time equal to the length Olah's employment if such tenure is less than two (2) years, Olah will not, directly or indirectly, solicit any person, company, firm or corporation who is or was a customer at Badger during a period of three (3) years prior to the termination of Olah's employment and who is or was one of Badger's top fifteen (15) customers by dollar volume as measured over a calendar year period. Olah agrees not to solicit such customers on behalf of himself or any other person, firm, company or corporation.

               B. If the scope or enforceability of any provision of this Restrictive Covenant is disputed at any time, a court or other trier of fact may modify and

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                    enforce the Covenant to the extent that it believes the
                    Covenant is reasonable under circumstances existing at that time.

               C. Olah acknowledges that compliance with sections 7 and 9 is necessary to protect Badger's business and good will and breach of these sections will irreparably and continually damage Badger. Further, an award of money damages will not be adequate to remedy such harm. Consequently, in the event of Olah's breach of any of these covenants, Badger shall be entitled to both a preliminary or permanent injunction in order to prevent continuation of such harm; and money damages to include, without limitation, all reasonable costs and attorneys' fees incurred by Badger and enforcing the provisions of this agreement. The foregoing shall not prohibit employer from electing and pursuing any other remedy. If Olah violates sections 7 or 9, Badger shall be entitle to recover, as a portion of its damages, but not as a full measure of damages, any and all severance payments made to Olah under this Agreement whether already paid, or owing.

          10. Assignment. Neither party shall have the right to assign any rights or obligations under this Agreement without the prior written approval of the other party.

          11. Severability. If any provision of Agreement is adjudged by any court to void or unenforceable in whole or in part, the adjudication shall not effect the validity of the remainder of the Agreement.

          12. Applicability. This Agreement shall be binding upon, and shall inure to the benefit of the parties and respective successors, heirs, assigns, executors, administrators and personal representatives.

          13. Notice. Any notice to be given to a party shall be in writing, deposited in the U.S. Mail, first class postage pre-paid, addressed to Badger at 200 West Front Street, Peshtigo, Wisconsin 54157 and to Olah at such address as he shall designate from time to time.

          14. Complete Understanding. This Agreement constitutes the complete and entire understanding between the parties, all prior representations or agreements having been merged into this Agreement.

          15. Modification. No alteration of or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.

          16. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Wisconsin. Furthermore, any dispute between the parties arising from this Agreement or the parties business relationship shall be venued in the State of Wisconsin.

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     IN WITNESS WHEREAS, the parties have executed this Agreement on the date set forth above.

                                            BADGER PAPER MILLS, INC.



                                            By:  /s/ Harold J. Bergman
                                               -----------------------------
                                                Director




                                            By:  /s/ Robert A. Olah
                                               -----------------------------
                                                Robert Olah





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